Exhibit 10.6

FORM OF

TAX RECEIVABLE AGREEMENT

dated as of

                    , 2007

Table of Contents

		Page
ARTICLE I DEFINITIONS

Section 1.01.	Definitions	2

ARTICLE II
DETERMINATION OF REALIZED TAX BENEFIT

Section 2.01.	Basis Adjustment	7
Section 2.02.	Exchange Basis Schedule	7
Section 2.03.	Tax Benefit Schedule	8
Section 2.04.	Procedures, Amendments	8

ARTICLE III
TAX BENEFIT PAYMENTS

Section 3.01.	Payments	9
Section 3.02.	No Duplicative Payments	10
Section 3.03.	Pro Rata Payments	10

ARTICLE IV
TERMINATION

Section 4.01.	Early Termination and Breach of Agreement	10
Section 4.02.	Early Termination Notice	11
Section 4.03.	Payment upon Early Termination	11

ARTICLE V
LATE PAYMENTS

Section 5.01.	Late Payments by the Corporate Taxpayers	12

ARTICLE VI
NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.01.	Limited Partner Group Member Participation in the Corporate Taxpayers’ and Partnerships’ Tax Matters	12
Section 6.02.	Consistency	12
Section 6.03.	Cooperation	13

ARTICLE VII
MISCELLANEOUS

Section 7.01.	Notices	13

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Section 7.02.	Counterparts	14
Section 7.03.	Entire Agreement; No Third Party Beneficiaries	14
Section 7.04.	Governing Law	14
Section 7.05.	Severability	14
Section 7.06.	Successors; Assignment; Amendments; Waivers	14
Section 7.07.	Titles and Subtitles	15
Section 7.08.	Resolution of Disputes	16
Section 7.09.	Reconciliation	16
Section 7.10.	Withholding	17
Section 7.11.	Affiliated Corporations of Other Blackstone Holdings General Partners; Admission of the Corporate Taxpayers into a Consolidated Group; Transfers of Corporate Assets	17
Section 7.12.	Confidentiality	19
Section 7.13.	Partnership Agreement	20
Section 7.14.	Partnerships	20
Section 7.15.	Headings	20

Exhibit A — Form of Joinder Agreement

ii

This TAX RECEIVABLE AGREEMENT (as amended from time to time, this “Agreement”), dated as of                     , 2007, is hereby entered into by and among Blackstone Holdings I GP Inc., a Delaware corporation (“Blackstone Holdings I GP”), and Blackstone Holdings II GP Inc., a Delaware corporation (“Blackstone Holdings II GP” and, together with Blackstone Holdings I GP, the “Corporate Taxpayers”), Blackstone Holdings I L.P., a Delaware limited partnership (“Blackstone Holdings I”), Blackstone Holdings II L.P., a Delaware limited partnership (“Blackstone Holdings II”) (together with all other Persons (as defined herein) in which the Corporate Taxpayers acquire a partnership interest, member interest or similar interest after the date hereof and who execute and deliver a joinder contemplated in Section 7.14, the “Partnerships”), and each of the undersigned parties hereto identified as “Limited Partners.”

RECITALS

WHEREAS, the Limited Partners hold interests as partners or members of entities (the “Prior Entities”) and are selling such interests to the Corporate Taxpayers (the “Initial Sale”) as described in the Form S-1 Registration Statement of The Blackstone Group L.P., a Delaware limited partnership (the “Parent”);

WHEREAS, the Limited Partners hold limited partner interests (“Partnership Units”) in each of the Partnerships, each of which is treated as a partnership for U.S. Federal income tax purposes;

WHEREAS, the Corporate Taxpayers are the general partners of each of the Partnerships;

WHEREAS, the Partnership Units, together with limited partner interests in the other Blackstone Holdings Partnerships (as defined below), are exchangeable with the Corporate Taxpayers and the Parent for Common Units (the “Common Units”) in the Parent, subject to the provisions of the Exchange Agreement (as defined below);

WHEREAS, the Prior Entities, the Partnerships, and each of their direct and indirect subsidiaries, will have in effect an election under Section 754 of the Internal Revenue Code of 1986, as amended (the “Code”), for the Taxable Year in which the Initial Sale occurs and for each Taxable Year in which an exchange of Partnership Units for Common Units occurs, which elections are intended generally to result in an adjustment to the tax basis of the assets owned by the Partnerships (solely with respect to the Corporate Taxpayers) at the time of an exchange of Partnership Units for Common Units or any other acquisition of Partnership Units for cash or other consideration, including the Initial Sale (collectively, an “Exchange”) (such time, the “Exchange Date”) (such assets and any asset whose tax basis is determined, in whole or in part, by reference to the adjusted basis of any such asset, the “Original Assets”) by reason of such Exchange and the receipt of payments under this Agreement;

WHEREAS, the income, gain, loss, expense and other Tax items of (i) the Partnerships solely with respect to the Corporate Taxpayers may be affected by the Basis Adjustment (defined below) and (ii) the Corporate Taxpayers may be affected by the Imputed Interest (as defined below);

WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the effect of the Basis Adjustment and Imputed Interest on the actual liability for Taxes of the Corporate Taxpayers;

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01.   Definitions.  As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means LIBOR plus 100 basis points.

“Agreement” is defined in the Recitals of this Agreement.

“Amended Schedule” is defined in Section 2.04(b) of this Agreement.

“Basis Adjustment” means the adjustment to the tax basis of an Original Asset under Section 732 of the Code (in situations where, as a result of one or more Exchanges, a Partnership becomes an entity that is disregarded as separate from its owner for tax purposes), Section 1012 of the Code, or Sections 743(b) and 754 of the Code (in situations where, following an Exchange, a Partnership remains in existence as an entity for tax purposes) and, in each case, comparable sections of state, local and foreign tax laws (as calculated under Section 2.01 of this Agreement) as a result of an Exchange and the payments made pursuant to this Agreement. Notwithstanding any other provision of this Agreement, the amount of any Basis Adjustment resulting from an Exchange of one or more Partnership Units shall be determined without regard to any Pre-Exchange Transfer of such Partnership Units and as if any such Pre-Exchange Transfer had not occurred.

“Blackstone Holdings I GP” is defined in the Recitals of this Agreement.

“Blackstone Holdings II GP” is defined in the Recitals of this Agreement.

“Blackstone Holdings General Partners” means, collectively, the Corporate Taxpayers, Blackstone Holdings III GP L.P., a Delaware limited partnership (“Blackstone Holdings III”), Blackstone Holdings IV GP L.P., a Delaware limited partnership (“Blackstone Holdings IV”), and Blackstone Holdings V GP L.P., an Alberta limited partnership (“Blackstone Holdings V”).

“Blackstone Holdings Partnerships” means, collectively, Blackstone Holdings I, Blackstone Holdings II, Blackstone Holdings III L.P., a Delaware limited partnership (“Blackstone Holdings III”), Blackstone Holdings IV L.P., an Alberta limited partnership (“Blackstone Holdings IV”), and Blackstone Holdings V L.P., an Alberta limited partnership (“Blackstone Holdings V”).

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

“Change of Control” means the occurrence of any Person, other than a Person approved by the current General Partner, becoming the general partner of the Parent.

“Common Units” is defined in the Recitals of this Agreement.

“Code” is defined in the Recitals of this Agreement.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporate Taxpayers” is defined in the Recitals of this Agreement.

“Corporate Taxpayer Return” means the federal Tax Return and/or state and/or local and/or foreign Tax Return, as applicable, of each of the Corporate Taxpayers filed with respect to Taxes of any Taxable Year.

“Default Rate” means LIBOR plus 500 basis points.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state, local and foreign tax law, as applicable, or any other event (including the execution of a Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Notice” is defined in Section 4.02 of this Agreement.

“Early Termination Schedule” is defined in Section 4.02 of this Agreement.

“Early Termination Payment” is defined in Section 4.03(b) of this Agreement.

“Early Termination Rate” means the lesser of (i) 6.5% and (ii) LIBOR plus 100 basis points.

“Exchange” is defined in the Recitals of this Agreement.

“Exchange Agreement” means the Exchange Agreement, dated as of the date hereof, among the Parent, the Corporate Taxpayers and the limited partners of Blackstone Holdings from time to time.

“Exchange Basis Schedule” is defined in Section 2.02 of this Agreement.

“Exchange Date” is defined in the Recitals of this Agreement.

“Exchange Payment” is defined in Section 5.01.

“Excluded Assets” is defined in Section 7.11(c) of this Agreement.

“Expert” is defined in Section 7.09 of this Agreement.

“General Partner” means Blackstone Management L.L.C., a Delaware limited liability company and the general partner of the Parent.

“Initial Sale” is defined in the Recitals of this Agreement.

“Imputed Interest” shall mean any interest imputed under Section 1272, 1274 or 483 or other provision of the Code and any similar provision of state, local and foreign tax law with respect to a Corporate Taxpayer’s payment obligations under this Agreement.

“LIBOR” means for each month (or portion thereof) during any period, an interest rate per annum equal to the rate per annum reported, on the date two days prior to the first day of such month, on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page “LIBO” or by any other publicly available source of such market rate) for London interbank offered rates for U.S. dollar deposits for such month (or portion thereof).

“Limited Partner” means the parties hereto other than the Corporate Taxpayers and each other individual who from time to time executes a joinder agreement in the form attached hereto as Exhibit A.

“Limited Partner Group Member” has the meaning assigned to such term in the Amended and Restated Limited Liability Company Agreement of the General Partner, as it may be amended, supplemented or restated from time to time.

“Market Value” shall mean the closing price of the Common Units on the applicable Exchange Date on the national securities exchange or interdealer quotation system on which such Common Units are then traded or listed, as reported by the Wall Street Journal; provided that if the closing price is not reported by the Wall Street Journal for the applicable Exchange Date, then the Market Value shall mean the closing price of the Common Units on the Business Day immediately preceding such Exchange Date on the national securities exchange or interdealer quotation system on which such Common Units are then traded or listed, as reported by the Wall Street Journal; provided further, that if the Common Units are not then listed on a National Securities Exchange or Interdealer Quotation System, “Market Value” shall mean the cash consideration paid for Common Units, or the fair market value of the other property delivered for Common Units, as determined by the board of directors of the General Partner in good faith.

“Material Objection Notice” has the meaning set forth in Section 4.02.

“Non-Stepped Up Tax Basis” means, with respect to any asset at any time, the tax basis that such asset would have had at such time if no Basis Adjustment had been made.

“Non-Stepped Up Tax Liability” means, with respect to any Taxable Year, the liability for Taxes of each of the Corporate Taxpayers or any Partnership in which each of the Corporate Taxpayers owns an interest, but only with respect to Taxes imposed on such Partnership and allocable to each of the Corporate Taxpayers using the same methods, elections, conventions and similar practices used on the relevant Corporate Taxpayer Return, but using the Non-Stepped Up Tax Basis instead of the tax basis of the Original Assets and excluding any deduction attributable to the Imputed Interest.

“Objection Notice” has the meaning set forth in Section 2.04(a).

“Original Assets” is defined in the Recitals of this Agreement.

“Parent” is defined in the Recitals of this Agreement.

“Partnerships” is defined in the Recitals of this Agreement.

“Partnership Agreement” means, with respect to a Partnership, the Amended and Restated Limited Partnership Agreement of such Partnership.

“Partnership Units” is defined in the Recitals of this Agreement.

“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Pre-Exchange Transfer” means any transfer (including upon the death of a Limited Partner) of one or more Partnership Units (i) that occurs prior to an Exchange of such Partnership Units, and (ii) to which Section 743(b) of the Code applies.

“Prior Entities” is defined in the Recitals of this Agreement.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Non-Stepped Up Tax Liability over the actual liability for Taxes of each of the Corporate Taxpayers or any Partnership in which such Corporate Taxpayer own an interest, but only with respect to Taxes imposed on such Partnership and allocable to such Corporate Taxpayer for such Taxable Year using the “with or without” methodology. If all or a portion of the actual tax liability for Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable

Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the actual liability for Taxes of each of the Corporate Taxpayers or any Partnership in which such Corporate Taxpayer owns an interest, but only with respect to Taxes imposed on such Partnership and allocable to such Corporate Taxpayer over the Non-Stepped Up Tax Liability for such Taxable Year using the “with or without” methodology. If all or a portion of the actual tax liability for Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Reconciliation Dispute” has the meaning set forth in Section 7.09.

“Reconciliation Procedures” shall mean those procedures set forth in Section 7.09 of this Agreement.

“Schedule” means any Exchange Basis Schedule, Tax Benefit Schedule and the Early Termination Schedule.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Tax Benefit Payment” is defined in Section 3.01(b) of this Agreement.

“Tax Benefit Schedule” is defined in Section 2.03 of this Agreement.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year as defined in Section 441(b) of the Code or comparable section of state, local or foreign tax law, as applicable, (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made) ending on or after the Exchange Date in which there is a Basis Adjustment due to an Exchange.

“Taxes” means any and all U.S. federal, state, local and foreign taxes, assessments or similar charges measured with respect to net income or profits and any interest related to such Tax.

“Taxing Authority” shall mean any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Valuation Assumptions” shall mean, as of an Early Termination Date, the assumptions that (1) in each Taxable Year ending on or after such Early Termination Date, each of the Corporate Taxpayers will have taxable income sufficient to fully utilize the deductions arising from the basis Adjustment and the Imputed Interest during such Taxable Year, (2) the federal income tax rates and state, local and foreign income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date, (3) any loss carryovers or carryback generated by the Basis Adjustment or the Imputed Interest and available as of the date of the Early Termination Schedule will be utilized by each of the Corporate Taxpayers on a pro rata basis from the date of the Early Termination Schedule through the scheduled expiration date of such loss carryovers or carrybacks, (4) any non-amortizable assets are deemed to be disposed of (A) with respect to private equity fund related assets, pro-rata over the number of years remaining under the original fund agreement until expected liquidation (without extensions) of the applicable fund (or, if such expected liquidation date has passed, on the Early Termination Date) and (B) with respect to all other assets, on the fifteenth anniversary of the earlier of the Basis Adjustment and the Early Termination Date and (5) if an Early Termination is effected prior to an Exchange of Partnership Units, clause (i) of Section 2.01 shall be read to include the Market Value of the Common Units and cash that would be transferred if the Exchange occurred on the Early Termination Date.

ARTICLE II

DETERMINATION OF REALIZED TAX BENEFIT

Section 2.01.   Basis Adjustment.  Each of the Corporate Taxpayers and the Partnerships, on the one hand, and the applicable Limited Partner, on the other hand, acknowledge that, as a result of an Exchange, each of the Corporate Taxpayer’s basis in the applicable Original Assets shall be increased by the excess, if any, of (i) the sum of (x) the Market Value of the Common Units, cash or other consideration transferred to the applicable Limited Partner pursuant to the Exchange as payment for the exchanged Partnership Units, plus (y) the amount of payments made pursuant to this Agreement with respect to such Exchange plus (z) the amount of debt allocated to the Partnership Units acquired pursuant to such Exchange over (ii) each of the Corporate Taxpayer’s share of the basis of the Original Assets immediately after the Exchange attributable to the Partnership Units exchanged, determined as if (x) each Partnership remains in existence as an entity for tax purposes, and (y) no Partnership made the election provided by Section 754 of the Code. For the avoidance of doubt, payments made under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest.

Section 2.02.   Exchange Basis Schedule.  Within 90 calendar days after the filing of the U.S. federal income tax return of each of the Corporate Taxpayers for each Taxable Year in which any Exchange has been effected, each of the Corporate Taxpayers shall deliver to the applicable Limited Partner a schedule (the “Exchange Basis Schedule”) that shows for purposes of Taxes, (i) the actual unadjusted tax basis of the Original Assets as of each applicable Exchange Date, (ii) the Basis Adjustment with respect to the Original Assets as a result of the Exchanges effected in such Taxable Year, calculated in the aggregate, (iii) the period or periods, if any, over which the Original Assets are amortizable and/or depreciable and (iv) the period or periods, if any, over which each Basis Adjustment is amortizable and/or depreciable (which, for non-amortizable assets shall be based on the Valuation Assumptions).

Section 2.03.   Tax Benefit Schedule.  Within 90 calendar days after the filing of the U.S. federal income tax return of each the of Corporate Taxpayers for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment, each of the Corporate Taxpayers shall provide to the applicable Limited Partner a schedule showing the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year (a “Tax Benefit Schedule”). The Schedule will become final as provided in Section 2.04(a) and may be amended as provided in Section 2.04(b) (subject to the procedures set forth in Section 2.04(b)).

Section 2.04.   Procedures, Amendments.

(a)           Procedure. Every time each of the Corporate Taxpayers delivers to the applicable Limited Partner an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.04(b), but excluding any Early Termination Schedule or amended Early Termination Schedule, each of the Corporate Taxpayers shall also (x) deliver to the applicable Limited Partner schedules and work papers providing reasonable detail regarding the preparation of the Schedule and (y) allow the applicable Limited Partner reasonable access at no cost to the appropriate representatives at each of the Corporate Taxpayers in connection with a review of such Schedule. The applicable Schedule shall become final and binding on all parties unless the applicable Limited Partner Group Member, within 30 calendar days after receiving an Exchange Basis Schedule or amendment thereto or 30 calendar days after receiving a Tax Benefit Schedule or amendment thereto, provides such Corporate Taxpayer with notice of a material objection to such Schedule (“Objection Notice”) made in good faith; provided, for the sake of clarity, only Limited Partner Group Members shall have the right to object to any Schedule or Amended Schedule pursuant to this Section 2.04. If the parties, for any reason, are unable to successfully resolve the issues raised in such notice within 30 calendar days of receipt by such Corporate Taxpayer of an Objection Notice, if with respect to an Exchange Basis Schedule, or 30 calendar days of receipt by such Corporate Taxpayer of an Objection Notice, if with respect to a Tax Benefit Schedule, after such Schedule was delivered to the applicable Limited Partner, such Corporate Taxpayer and the applicable Limited Partner shall employ the reconciliation procedures as described in Section 7.09 of this Agreement (the “Reconciliation Procedures”).

(b)           Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by each of the Corporate Taxpayers (i) in connection with a Determination affecting such Schedule, (ii) to correct material inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to the applicable Limited Partner, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a material change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Taxable Year, (v) to reflect a material change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year, or (vi) to adjust the Exchange Basis Schedule to take into account payments made pursuant to this Agreement (such Schedule, an “Amended Schedule”).

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.01.   Payments.

(a)           Payments. Within five (5) calendar days of a Tax Benefit Schedule delivered to an applicable Limited Partner becoming final in accordance with Section 2.04(a), each of the Corporate Taxpayers shall pay to the applicable Limited Partner for such Taxable Year the Tax Benefit Payment determined pursuant to Section 3.01(b). Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to a bank account of the applicable Limited Partner previously designated by such Limited Partner to each of the Corporate Taxpayers or as otherwise agreed by the Corporate Taxpayer and the applicable Limited Partner. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated tax payments, including, without limitation, federal income tax payments.

(b)           A “Tax Benefit Payment” means an amount, not less than zero, equal to 85% of the sum of the Net Tax Benefit and the Interest Amount. The “Net Tax Benefit” shall equal: (1) the Corporate Taxpayers’ Realized Tax Benefit, if any, for a Taxable Year plus (2) the amount of the excess Realized Tax Benefit reflected on an Amended Tax Benefit Schedule for a previous Taxable Year over the Realized Tax Benefit (or Realized Tax Detriment (expressed as a negative number)) reflected on the Tax Benefit Schedule for such previous Taxable Year, minus (3) an amount equal to each of the Corporate Taxpayer’s Realized Tax Detriment (if any) for the current or any previous Taxable Year, minus (4) the amount of the excess Realized Tax Benefit reflected on a Tax Benefit Schedule for a previous Taxable Year over the Realized Tax Benefit (or Realized Tax Detriment (expressed as a negative number)) reflected on the Amended Tax Benefit Schedule for such previous Taxable Year; provided, however, that to the extent of the amounts described in 3.01(b)(2), (3) and (4) were taken into account in determining any Tax Benefit Payment in a preceding Taxable Year, such amounts shall not be taken into account in determining a Tax Benefit Payment attributable to any other Taxable Year; provided, further, for the avoidance of doubt, no applicable Limited Partner shall be required to return any portion of any previously made Tax Benefit Payment. The “Interest Amount” shall equal the interest on the Net Tax Benefit calculated at the Agreed Rate from the due date (without extensions) for filing the Corporate Taxpayer Return with respect to Taxes for such Taxable Year until the Payment Date. Notwithstanding the foregoing, for each Taxable Year ending on or after the date of a Change of Control, all Tax Benefit Payments, whether paid with respect to Partnership Units that were exchanged (i) prior to the date of such Change of Control or (ii) on or after the date of such Change of Control, shall be calculated by utilizing Valuation Assumptions (1), (3), and (4), substituting in each case the terms “the closing date of a Change of Control” for an “Early Termination Date”.

Section 3.02.   No Duplicative Payments. It is intended that the above provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. It is also intended that the provisions of this Agreement provide that 85% of each of the Corporate Taxpayer’s Realized Tax Benefit and Interest Amount is paid to the Limited Partners pursuant to this Agreement. The provisions of this Agreement shall be construed in the appropriate manner as such intentions are realized.

Section 3.03.   Pro Rata Payments. For the avoidance of doubt, to the extent each of the Corporate Taxpayer’s deduction with respect to the Basis Adjustment is limited in a particular Taxable Year or such Corporate Taxpayer lacks sufficient funds to satisfy its obligations to make all Tax Benefit Payments due in a particular taxable year, the limitation on the deduction, or the Tax Benefit Payments that may be made, as the case may be, shall be taken into account or made for each applicable Limited Partner on a pro rata basis relative to the total amount of deductions with respect to the aggregate Basis Adjustments for all of the applicable Limited Partners.

ARTICLE IV

TERMINATION

Section 4.01.   Early Termination and Breach of Agreement.

(a)           Each of Corporate Taxpayers may terminate this Agreement with respect to all of the Partnership Units held (or previously held and exchanged) by all Limited Partners at any time by paying to all of the applicable Limited Partners the Early Termination Payment; provided, however, that this Agreement shall only terminate upon the receipt of the Early Termination Payment by all Limited Partners, and provided, further, that each of the Corporate Taxpayers may withdraw any notice to execute its termination rights under this Section 4.01(a) prior to the time at which any Early Termination Payment has been paid. Upon payment of the Early Termination Payments by a Corporate Taxpayer, neither the applicable Limited Partners nor the Corporate Taxpayer shall have any further payment obligations under this Agreement in respect of such Limited Partners, other than for any (a) Tax Benefit Payment agreed to by such Corporate Taxpayer and the applicable Limited Partner as due and payable but unpaid as of the Early Termination Notice and (b) Tax Benefit Payment due for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (b) is included in the Early Termination Payment). If an Exchange occurs after such Corporate Taxpayer exercises its termination rights under this Section 4.01(a), such Corporate Taxpayer shall have no obligations under this Agreement with respect to such Exchange.

(b)           In the event that a Corporate Taxpayer breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, then all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include, but not be limited to, (1) the Early Termination Payment calculated as if an Early

Termination Notice had been delivered on the date of a breach, (2) any Tax Benefit Payment agreed to by such Corporate Taxpayer and any Limited Partners as due and payable but unpaid as of the date of a breach, and (3) any Tax Benefit Payment due for the Taxable Year ending with or including the date of a breach. Notwithstanding the foregoing, in the event that a Corporate Taxpayer breaches this Agreement, the Limited Partners shall be entitled to elect to receive the amounts set forth in (1), (2) and (3), above or to seek specific performance of the terms hereof. The parties agree that the failure to make any payment due pursuant to this Agreement within three months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three months of the date such payment is due.

(c)           The undersigned parties agree that the aggregate value of the Tax Benefit Payments cannot be ascertained with any reasonable certainty for U.S. federal income tax purposes.

Section 4.02.   Early Termination Notice. If a Corporate Taxpayer chooses to exercise its right of early termination under Section 4.01 above, such Corporate Taxpayer shall deliver to the applicable Limited Partner notice of such intention to exercise such right (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying such Corporate Taxpayer’s intention to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment. The applicable Early Termination Schedule shall become final and binding on all parties unless the applicable Limited Partner Group Member, within 30 calendar days after receiving the Early Termination Schedule thereto provides such Corporate Taxpayer with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”); provided, for the sake of clarity, only Limited Partner Group Members shall have the right to object to any Schedule or Amended Schedule pursuant to this Section 4.02. If the parties, for any reason, are unable to successfully resolve the issues raised in such notice within 30 calendar days after receipt by such Corporate Taxpayer of the Material Objection Notice, such Corporate Taxpayer and the applicable Limited Partner Group Member shall employ the Reconciliation Procedures as described in Section 7.09 of this Agreement.

Section 4.03.   Payment upon Early Termination. (a) Within three calendar days after agreement between the applicable Limited Partner and a Corporate Taxpayer of the Early Termination Schedule, such Corporate Taxpayer shall pay to the applicable Limited Partner an amount equal to the Early Termination Payment. Such payment shall be made by wire transfer of immediately available funds to a bank account designated by the applicable Limited Partner or as otherwise agreed by the Corporate Taxpayer and the applicable Limited Partner.

(b)           The “Early Termination Payment” as of the date of the delivery of an Early Termination Schedule shall equal with respect to the applicable Limited Partner the present value, discounted at the Early Termination Rate as of such date, of all Tax Benefit Payments that would be required to be paid by a Corporate Taxpayer to the applicable Limited Partner beginning from the Early Termination Date assuming the Valuation Assumptions are applied.

ARTICLE V

SUBORDINATION AND LATE PAYMENTS

Section 5.01.   Subordination.  Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment or Early Termination Payment required to be made by the Corporation to the applicable Partner under this Agreement (an “Exchange Payment”) shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Corporation and its Subsidiaries (“Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of the Corporation that are not Senior Obligations.

Section 5.02.   Late Payments by the Corporate Taxpayers. The amount of all or any portion of any Tax Benefit Payment not made to the applicable Limited Partner when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such Exchange Payment was due and payable.

ARTICLE VI

NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.01.   Limited Partner Group Member Participation in the Corporate Taxpayers’ and Partnerships’ Tax Matters. Except as otherwise provided herein, each of the Corporate Taxpayers shall have full responsibility for, and sole discretion over, all Tax matters concerning each of the Corporate Taxpayers and the Partnerships, including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, each of the Corporate Taxpayers shall notify the applicable Limited Partner Group Member of, and keep the applicable Limited Partner Group Member reasonably informed with respect to the portion of any audit of such Corporate Taxpayer and the Partnerships by a Taxing Authority the outcome of which is reasonably expected to affect the applicable Limited Partner Group Member’s rights and obligations under this Agreement, and shall provide to the applicable Limited Partner Group Member reasonable opportunity to provide information and other input to such Corporate Taxpayer, the Partnerships and their respective advisors concerning the conduct of any such portion of such audit; provided, however, that each of the Corporate Taxpayers and the Partnerships shall not be required to take any action that is inconsistent with any provision of any of the Partnership Agreements.

Section 6.02.   Consistency. Each of the Corporate Taxpayers and the applicable Limited Partner agree to report and cause to be reported for all purposes, including federal, state, local and foreign Tax purposes and financial reporting purposes, all Tax-related items (including without limitation the Basis Adjustment and each Tax Benefit Payment) in a manner consistent with that specified by each of the Corporate Taxpayers in any Schedule required to be provided by or on behalf of such Corporate Taxpayer under this Agreement.

Section 6.03.   Cooperation. The applicable Limited Partner shall (a) furnish to each of the Corporate Taxpayers in a timely manner such information, documents and other materials as each of the Corporate Taxpayers may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to each of the Corporate Taxpayers and its representatives to provide explanations of documents and materials and such other information as each of the Corporate Taxpayers or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and each of the Corporate Taxpayers shall reimburse the applicable Limited Partner for any reasonable third-party costs and expenses incurred pursuant to this Section.

ARTICLE VII

MISCELLANEOUS

Section 7.01.   Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, or by facsimile upon confirmation of transmission by the sender’s fax machine if sent on a Business Day (or otherwise on the next Business Day) or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Blackstone Holdings I GP or Blackstone Holdings II GP, to:

c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
(T) (212) 583-5000
Attention: Chief Legal Officer

with a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
(T) (212) 455-2000
(F) (212) 735-2502
Attention: Joshua Ford Bonnie, Esq.

If to the applicable Limited Partner, to:

The address and facsimile number set forth in the records of the Partnerships.

Any party may change its address or fax number by giving the other party written notice of its new address or fax number in the manner set forth above.

Section 7.02.   Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.03.   Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.04.   Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

Section 7.05.   Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.06.   Successors; Assignment; Amendments; Waivers.

(a)           No Limited Partner may assign this Agreement to any person without the prior written consent of each of the Corporate Taxpayers; provided, however, (i) that, to the extent Partnership Units are effectively transferred in accordance with the terms of the Partnership Agreements and any other agreements the Limited Partners may have entered into with the Parent, each of the Corporate Taxpayers and/or any of the other Blackstone Holdings General Partners or Blackstone Holdings Partnerships, the transferring Limited Partner shall assign to the transferee of such Partnership Units the transferring Limited Partner’s rights under this Agreement with respect to such transferred Partnership Units, as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to each of the Corporate Taxpayers, agreeing to become a “Limited Partner” for all purposes of this Agreement, except as otherwise provided in such joinder, and (ii) that, once an Exchange has occurred, any and all payments that may become payable to a Limited Partner pursuant to this Agreement with respect to such Exchange may be assigned to any Person or Persons, as long as any such Person has executed and delivered, or, in connection with such assignment, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to each of the Corporate Taxpayers, agreeing to be bound by Section 7.12 and acknowledging specifically the last sentence of the next paragraph. For the avoidance of doubt: (A) to the extent a Limited Partner Group Member or other Person transfers Partnership Units to a Limited Partner Group Member pursuant to the relevant Partnership Agreements, the Limited Partner Group Member receiving such Partnership Units shall have all rights under this Agreement with respect to such transferred Partnership Units as such Limited Partner Group Members has, under this Agreement, with respect to the other Partnership Units held by him; and (B) the requirement to execute and deliver a joinder pursuant to this Section 7.06(a) shall not be construed as requiring such execution and delivery prior to an assignment becoming effective.

(b)           Notwithstanding the provisions of Section 7.06(a), no transferee described in clause (i) of Section 7.06(a) shall have the right to enforce the provisions of Section 2.04, 4.02, 6.01 or 6.02 of this Agreement, and no assignee described in clause (ii) of Section 7.06(a) shall have any rights under this Agreement except for the right to enforce its right to receive payments under this Agreement.

(c)           No provision of this Agreement may be amended unless such amendment is approved in writing by each of the Corporate Taxpayers, on behalf of themselves and the respective Partnerships they Control, and by Limited Partner Group Members who would be entitled to receive at least two-thirds of the Early Termination Payments payable to all Limited Partner Group Members hereunder if each of the Corporate Taxpayers had exercised its right of early termination on the date of the most recent Exchange prior to such amendment (excluding, for purposes of this sentence, all payments made to any Limited Partner Group Member pursuant to this Agreement since the date of such most recent Exchange); provided, that no such amendment shall be effective if such amendment will have a disproportionate effect on the payments certain Limited Partners will or may receive under this Agreement unless all such Limited Partners disproportionately effected consent in writing to such amendment. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

(d)           All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. Each of the Corporate Taxpayers shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of such Corporate Taxpayer, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that such Corporate Taxpayer would be required to perform if no such succession had taken place. Notwithstanding anything to the contrary herein, in the event an Limited Partner Group Member transfers his Partnership Units to a Permitted Transferee (as defined in each Partnership Agreement), excluding any other Limited Partner Group Member, such Limited Partner Group Member shall have the right, on behalf of such transferee, to enforce the provisions of Sections 2.04, 4.02 or 6.01 with respect to such transferred Partnership Units.

Section 7.07.   Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.08.   Resolution of Disputes.

(a)           Any and all disputes which cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) shall be finally settled by arbitration conducted by a single arbitrator in New York in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce. If the parties to the dispute fail to agree on the selection of an arbitrator within thirty (30) days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the appointment.  The arbitrator shall be a lawyer and shall conduct the proceedings in the English language.

Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.

(b)           Notwithstanding the provisions of paragraph (a), each of the Corporate Taxpayers may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this paragraph (b), each Limited Partner (i) expressly consents to the application of paragraph (c) of this Section 7.08 to any such action or proceeding, (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate, and (iii) irrevocably appoints each of the Corporate Taxpayers as such Limited Partner’s agent for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise such Limited Partner of any such service of process, shall be deemed in every respect effective service of process upon the Limited Partner in any such action or proceeding.

(c)           (i) EACH LIMITED PARTNER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF COURTS LOCATED IN NEW YORK, NEW YORK FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF PARAGRAPH (B) OF THIS SECTION 7.08, OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm an arbitration award. The parties acknowledge that the fora designated by this paragraph (c) have a reasonable relation to this Agreement, and to the parties’ relationship with one another.

(ii)           The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in paragraph (c) (i) of this Section 7.08 and such parties agree not to plead or claim the same.

Section 7.09.   Reconciliation. In the event that a Corporate Taxpayer and the applicable Limited Partner Group Member are unable to resolve a disagreement with respect to the matters governed by Sections 2.04, 4.02 and 6.02 within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner in a nationally recognized accounting firm or a law firm, and the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with such Corporate Taxpayer or the applicable Limited Partner Group Member or other actual or potential conflict of interest. If the parties are unable to agree on an Expert within fifteen (15) days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the Exchange Basis Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within 30 calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within 15 calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement is due or any Tax Return reflecting the subject of a disagreement is due, such payment shall be made on the date prescribed by this Agreement and such Tax Return may be filed as prepared by such Corporate Taxpayer, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Corporate Taxpayer; except as provided in the next sentence. Each of the Corporate Taxpayers and each applicable Limited Partner Group Member shall bear their own costs and expenses of such proceeding, unless the Limited Partner Group Member has a prevailing position that is more than 10% of the payment at issue, in which case the Corporate Taxpayer shall reimburse such Limited Partner Group Member for any reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.09 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.09 shall be binding on the Corporate Taxpayer and the applicable Limited Partner Group Member and may be entered and enforced in any court having jurisdiction.

Section 7.10.   Withholding. Each of the Corporate Taxpayers shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as such Corporate Taxpayer is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporate Taxpayer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Limited Partner.

Section 7.11.   Affiliated Corporations of Other Blackstone Holdings General Partners; Admission of the Corporate Taxpayers into a Consolidated Group; Transfers of Corporate Assets.

(a)           The other Blackstone Holdings General Partners shall provide that all provisions of this Agreement shall correspondingly apply, including the payment of Tax Benefit Payments by any corporation owned directly or indirectly in whole or in part, now or in the future, by other Blackstone Holdings General Partners, with respect to any Realized Tax Benefit with respect to limited partner interests in other Blackstone Holdings Partnerships, that are part of the Exchange and in which such corporation owns an interest, under the same terms and conditions as set forth in this Agreement, and the other Blackstone Holdings General Partners shall cause such corporation to execute and deliver a joinder to this Agreement to such effect.  If either (i) the Parent or any other Blackstone Holdings General Partner elects to be treated as a corporation for tax purposes, or (ii) the Parent holds any other Blackstone Holdings General Partner directly or indirectly through an entity that is treated as a corporation for tax purposes, then the provisions of this Agreement shall apply (w) to such other Blackstone Holdings General Partner in the same manner as it applies to the Corporate Taxpayers and (x) to each partnership, limited partnership and limited liability company Controlled by any other Blackstone Holdings General Partner as if each such entity were a Partnership; provided that, if any Partnership Units or limited partner interests in other Blackstone Holdings Partnerships were Exchanged prior to an event described in clause (i) or (ii) above, then (y) such Exchange shall be treated for purposes of this Agreement as having occurred immediately after such event at the Fair Market Value in existence at the time of such prior Exchange, and (z) the entity that is to be treated in the same manner as the Corporate Taxpayers shall be required to make the same Tax Benefit Payments pursuant to the terms of this Agreement that it would have been required to make had it been treated in the same manner as the Corporate Taxpayers on the date of such Exchange; provided, however, that such Tax Benefit Payments shall be payable only with respect to (I) Original Assets that are still owned at the time of the event described in clause (i) or (ii) above, and (II) taxable years of such entity ending on or after the date of the event described in clause (i) or (ii) above.  The parties agree that the terms of this Agreement will be applied to any corporation under this Section 7.11 only if the aggregate Tax Benefit Payments payable with respect to such corporation are reasonably expected to be more than $10 million.

(b)           If a Corporate Taxpayer becomes a member of an affiliated or consolidated group of corporations that files a consolidated income tax return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of state, local or foreign law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments shall be computed with reference to the consolidated taxable income of the group as a whole.

(c)           Notwithstanding any other provision of this Agreement, if Parent acquires one or more assets that, as of an Exchange Date, have not been contributed to the Corporate Taxpayers (other than Parent’s interests in the other Blackstone Holdings General Partners) (such assets, “Excluded Assets”), then all Tax Benefit Payments due hereunder shall be computed as if such assets had been contributed to the Corporate Taxpayers on a pro rata basis on the date such assets were first acquired by Parent; provided, however, that if an Excluded Asset consists of stock in a corporation, then, for purposes of this Section 7.11(c), (i) such corporation (and any corporation Controlled by such corporation) shall be deemed to have contributed its assets to the Corporate Taxpayer in a transaction described in Section 351 of the Code, and (ii) such Corporate Taxpayer shall be deemed to have contributed all such assets to the Partnerships, in each case on the date on which the Parent acquired stock of such corporation.

(d)           If any entity that is obligated to make an Exchange Payment hereunder transfers one or more assets to a corporation with which such entity does not file a consolidated tax return pursuant to Section 1501 of the Code, such entity, for purposes of calculating the amount of any Exchange Payment (e.g., calculating the gross income of the entity and determining the Realized Tax Benefit of such entity) due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such contribution. The consideration deemed to be received by such entity shall be equal to the Fair Market Value of the contributed asset, plus (i) the amount of debt to which such asset is subject, in the case of a contribution of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a contribution of a partner interest.

Section 7.12.   Confidentiality. Each Limited Partner and assignee acknowledges and agrees that the information of each of the Corporate Taxpayers is confidential and, except in the course of performing any duties as necessary for each of the Corporate Taxpayers and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, shall keep and retain in the strictest confidence and not to disclose to any Person all confidential matters, acquired pursuant to this Agreement, of each of the Corporate Taxpayers or any Person included within the Parent and their respective Affiliates and successors and the other Limited Partners, including, without limitation, the identity of the beneficial holders of interests in any fund or account managed by the Parent or any of its Subsidiaries, confidential information concerning the Parent, any Person included within the Parent and their respective Affiliates and successors, the other Limited Partners and any fund, account or investment managed by any Person included within the Parent, including marketing, investment, performance data, fund management, credit and financial information, and other business affairs of each of the Corporate Taxpayers, any Person included within the Parent and their respective Affiliates and successors, the other Limited Partners and any fund, account or investment managed directly or indirectly by any Person included within each of the Corporate Taxpayers learned by the Limited Partner heretofore or hereafter. This clause 7.12 shall not apply to (i) any information that has been made publicly available by each of the Corporate Taxpayers or any of its Affiliates, becomes public knowledge (except as a result of an act of such Limited Partner in violation of this Agreement) or is generally known to the business community and (ii) the disclosure of information to the extent necessary for a Limited Partner to prepare and file his or her tax returns, to respond to any inquiries regarding the same from any taxing authority or to prosecute or defend any action, proceeding or audit by any taxing authority with respect to such returns. Notwithstanding anything to the contrary herein, each Limited Partner (and each employee, representative or other agent of such Limited Partner) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of (x) each of the Corporate Taxpayers and (y) any of its transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to the Limited Partners relating to such tax treatment and tax structure.

If a Limited Partner or assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.12, each of the Corporate Taxpayers shall have the right and remedy to have the provisions of this Section 7.12 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to each of the Corporate Taxpayers or any of its Subsidiaries or the other Limited Partners and the accounts and funds managed by each of the Corporate Taxpayers and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 7.13.   Partnership Agreement. This Agreement shall be treated as part of the partnership agreement of each Partnership as described in Section 761(c) of the Code, and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations.

Section 7.14.   Partnerships. Each of the Corporate Taxpayers hereby agrees that, to the extent it acquires a general partner interest, managing member interest or similar interest in any Person after the date hereof, it shall cause such Person to execute and deliver a joinder to this Agreement and become a “Partnership” for all purposes of this Agreement.

Section 7.15.   Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

[Signatures on following pages]

IN WITNESS WHEREOF, each of the Corporate Taxpayers and each Limited Partner have duly executed this Agreement as of the date first written above.

BLACKSTONE HOLDINGS I GP INC.

By:
Name:
Title:

BLACKSTONE HOLDINGS II GP INC.

By:
Name:
Title:

BLACKSTONE HOLDINGS I L.P.
By: Blackstone Holdings I GP Inc., its general partner

By:
Name:
Title:

BLACKSTONE HOLDINGS II L.P.
By: Blackstone Holdings II GP Inc., its general partner

By:
Name:
Title:

LIMITED PARTNERS:

By:
Name:

By:
Name:

Signature Page to Tax Receivable Agreement